Barnes & Noble Education Announces Preliminary Full-Year Fiscal 2026 Unaudited Financial Results
Fiscal 2026 Net Income Expected Between $15 Million and $18 Million
Adjusted EBITDA Expected between $75 Million and $77 Million, an increase of 26% to 30%
First Day Program Revenues Estimated to Increase 27% to 28%
Board of Directors Declares Quarterly Dividend of $0.08 per Common Share
Florham Park, NJ, June 24, 2026 - Barnes & Noble Education, Inc. (NYSE: BNED), (“Barnes & Noble Education,” “BNED,” “the Company,” “we,” “us,” “our”), a leading solutions provider for the education industry, is providing preliminary, unaudited financial results for the fiscal year ended May 2, 2026. BNED’s fiscal year is comprised of 52 or 53 weeks, ending on the Saturday closest to the last day of April. Fiscal 2026 includes 52 weeks vs. 53 weeks for fiscal 2025.
“Our preliminary fiscal 2026 results reflect strong execution across the business and the continued success of our BNC First Day® offerings,” said Jonathan Shar, Chief Executive Officer. “We expect to deliver significant year-over-year growth in Adjusted EBITDA and post solid net income profitability. Our balance sheet is also expected to show continued improvement through further meaningful debt reduction. These results are driven by continued growth in First Day, improved comparable store performance, disciplined expense management, and strong sales contributions from new store partnerships secured through recent business wins.”
FY2026 Preliminary Financial Results (unaudited)
Full-year preliminary revenue in fiscal 2026 is expected to be in the range of $1.710 to $1.720 billion, an increase of $100.0 to $110.0 million, or 6.2% to 6.8%, over the prior year.
Revenues from BNC First Day® programs are expected to increase by $160.3 to $166.3 million, or 27.0% to 28.0%, year-over-year, as First Day® Complete continues to see strong growth in institutional adoption.
Full-year fiscal 2026 net income is expected to be in the range of $15.0 to $18.0 million, compared to a net loss of $(65.8) million in the prior year. The improvement reflects strong operating performance and growth in BNC First Day® programs, as well as the absence of the $55.2 million loss on the extinguishment of debt recorded in fiscal 2025.
Adjusted EBITDA for fiscal 2026 is expected to be in the range of $75.0 to $77.0 million, compared to $59.4 million for fiscal 2025, representing an increase of approximately 26% to 30%.
Total debt at year-end is expected to be $71.0 million compared to $103.1 million on May 3, 2025. After subtracting $8.4 million of cash on hand, total net debt is expected to be $62.6 million, representing a $31.4 million, or approximately 33% year-over-year decrease.

The tables below reflect the reconciliation of Adjusted EBITDA to the most comparable GAAP financial metric, Net income (loss):

	52 weeks ended	53 weeks ended
($ in thousands)	May 2, 2026	May 3, 2025
	(unaudited)	(unaudited)
Net income (loss)	$15,000 - $18,000	$(65,825)
Add:
Depreciation and amortization expense	32,000 - 33,500	37,939
Impairment expense	11,000 - 13,000	1,713
Interest expense, net	15,500 - 16,000	22,260
Income tax expense	3,500 - 4,500	4,256
Loss on extinguishment of debt	—	55,233
Other income	(7,500) - (14,500)	(1,572)
Stock-based compensation expense (non-cash)	5,500 - 6,500	5,386
Adjusted EBITDA	$75,000 - $77,000	$59,390

Cash interest	$12,500 - $13,000
__________

Outlook
Looking ahead to fiscal 2027, Barnes & Noble Education expects continued growth in revenues and is focused on driving operating leverage with disciplined expense management. The Company is targeting Adjusted EBITDA in the range of $85 to $92 million and further significant improvements in net income profitability. The Company also sees opportunities to drive better capital efficiency, which should contribute to additional reductions in debt and interest expense. The Company anticipates approximately $20 million in capital expenditures and should be a normal cash taxpayer.
Investor Day
The Company will host its Investor Day on June 25, 2026. The live webcast will begin at 10:00 a.m. Eastern Time and is expected to conclude at approximately 12:00 p.m. Eastern Time. Investors may register to participate in the webcast here: https://bnedinvestor.netlify.app/
Dividend Program
Today the Company commenced its previously announced quarterly dividend program, with the Board declaring a first quarter cash dividend of $0.08 per common share payable to shareholders of record as of July 16, 2026. The dividend will be payable July 30, 2026.
Use of Non-GAAP Financial Information—Adjusted EBITDA
To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses the financial measure of Adjusted EBITDA, which is a non-GAAP financial measure under Securities and Exchange Commission (the “SEC”) regulations. We define Adjusted EBITDA as net income (loss) plus (1) depreciation and amortization; (2) interest expense, net (3) income taxes, and (4) as adjusted for additional items that are subtracted from or added to net income (loss).
Adjusted EBITDA has been reconciled to the most comparable financial measures presented in accordance with GAAP, consolidated net income (loss). All of the items included in the reconciliation are either (i) non-cash items or (ii) items that management does not consider in assessing our on-going operating performance.
Adjusted EBITDA is not intended as a substitute for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company’s use of Adjusted EBITDA may be different from similarly named measures used by other companies, limiting its usefulness for comparison purposes.

We review Adjusted EBITDA as an internal measure to evaluate our performance at a consolidated level to manage our operations. We believe that this measure is a useful performance measure which is used by us to facilitate a comparison of our on-going operating performance on a consistent basis from period-to-period. We believe that Adjusted EBITDA provides for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone, as it excludes certain items that management believes do not reflect the ordinary performance of our operations in a particular period. Our Board of Directors and management also use Adjusted EBITDA at a consolidated level as one of the primary methods for planning and forecasting expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. We believe that the inclusion of Adjusted EBITDA results provides investors useful and important information regarding our operating results, in a manner that is consistent with management’s evaluation of business performance.
The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K for the fiscal year-ended May 2, 2026, when filed with the SEC. We do not provide a reconciliation of forward-looking non-GAAP financial metrics, because reconciling information is not available without an unreasonable effort, such as attempting to make assumptions that cannot reasonably be made on a forward-looking basis to determine the corresponding GAAP metric.
ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better and smarter world. For more information, visit www.bned.com.
Media & Investor Contact:
Rob Fink
FNK IR
BNED@fnkir.com
646-809-4048
Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “forecasts,” “projections,” “continue to,” “committed to,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements, and such statements include but are not limited to those related to the expected financial results that we expect to report upon completion of our audit procedures, the implementation of our dividend program, our capital structure, positioning, strategic and operational objectives, broader market trends, anticipated growth in our BNC First Day® program, expected trends in financial results, including those related to seasonality, as well as forward-looking continued top line growth, anticipated gross profit dollar increases, continued expense discipline, Adjusted EBITDA, interest costs, capital expenditures and long-term projected growth in Adjusted EBITDA. We caution you not to place undue reliance on these forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, but not limited to: the impact of the completion of our financial close process and related audits by our independent registered public accounting firm; the amount of our indebtedness and ability to comply with covenants contained in our credit agreement; our ability to maintain adequate liquidity levels to support ongoing inventory purchases and related vendor payments in a timely manner; slower than anticipated pace of adoption of our BNC First Day® equitable and inclusive access course material models; our dependency on strategic service provider relationships and the potential for adverse operational and financial changes to these strategic service provider relationships; non-renewal of our managed bookstore, physical and/or online store contracts; general competitive conditions; a decline in college enrollment or decreased funding available for students; technological changes, including the adoption of artificial intelligence technologies for educational content; disruptions to our information technology systems, infrastructure, data, supplier systems, and customer ordering and payment systems due to computer malware, viruses, hacking and phishing attacks; disruption of or interference with third party service providers and our own proprietary technology; and changes in applicable domestic and international laws, rules or regulations or changes in enforcement practices, including, without limitation, U.S. tax reform, changes in tax rates, tariffs, import and export control laws and regulations, changes to consumer data privacy rights legislation, as well as related guidance. Moreover, we operate in a very competitive and rapidly changing environment and new risks may emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In addition, the declaration of any future dividends will be subject to further review and approval by the Board in accordance with applicable law. The Board reserves the right to adjust or withdraw any quarterly dividend in future periods as it reviews our capital allocation strategy from time-to-time and ensures compliance with any applicable restrictions, including those set forth in our credit agreement with our lenders.
For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in the Company’s Annual Report on Form 10-K for the year ended May 3, 2025, as filed with the SEC on December 23, 2025 and the Company’s Annual Report on Form 10-K for the year ended May 2, 2026, when filed. Any forward-looking statements made by us in this press release speak only as of the date of this press release, and we do not intend to update these forward-looking statements after the date of this press release, except as required by law.